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                                EXHIBIT 1(1)(A)
                            Resolution establishing
             Massachusetts Mutual Variable Life Separate Account I


July 13, 1988


VOTED:


     That the Company establish and maintain a separate investment account ("Massachusetts Mutual Variable Life Separate Account I") in accordance with the provisions of Section 132G of Chapter 175, as it may be amended from time to time, of the Massachusetts General Laws for the purpose of investing certain payments received under variable insurance policies issued by the Company; that the assets of such separate investment account be invested in the series of MML Series Investment Fund as now or hereinafter constituted and in such other investments as the Company from time to time deems appropriate; and that all necessary actions be taken to qualify and maintain the separate investment account with governmental agencies or entities having jurisdiction; and

     That the Company's General Investment Account be and it hereby is authorized to provide any necessary initial capital of the separate investment account not in excess of $150,000.

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